As Filed with the Securities and Exchange Commission on January 7, 2010

Registration No. 333-160873

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OCEANFIRST FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	6035	22-3412577
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

975 Hooper Avenue

Toms River, NJ 08754

(732) 240-4500

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

John R. Garbarino

Chairman, President and Chief Executive Officer

975 Hooper Avenue

Toms River, NJ 08754

(732) 240-4500

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Not applicable

(Approximate date of commencement of the proposed sale to the public)

If the securities being registered on this Form area being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registration is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

This Post-Effective Amendment No. 1 to Registration Statement on Form S-4 (No. 333-160873) shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933, as amended.

EXPLANATORY STATEMENT: DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement (333-160873) filed on Form S-4 with respect to the merger of Central Jersey Bancorp with and into OceanFirst Financial Corp. (the “Company”).

On December 17, 2009, the Company, the parent company of OceanFirst Bank, and Central Jersey Bancorp (“Central Jersey”), the parent company of Central Jersey Bank, National Association, mutually agreed to terminate the Agreement and Plan of Merger dated May 26, 2009 (the “Merger Agreement”) and abandon the proposed merger of Central Jersey with and into the Company. Under the terms of the Merger Agreement, each outstanding share of Central Jersey common stock would have been converted into the right to receive 0.50 shares of the Company’s common stock.

As a result of the termination of the transaction contemplated by the Merger Agreement, the Company did not issue any securities registered pursuant to the Registration Statement and has terminated the offering of the Company’s securities pursuant to the Registration Statement. Accordingly, the Company is filing this Post-Effective Amendment to the Registration Statement to deregister all 4,800,000 of the shares of the Company’s Common Stock registered and reserved for issuance under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Toms River, State of New Jersey, on this 7th day of January, 2010.

OCEANFIRST FINANCIAL CORP.

By:	/S/ JOHN R. GARBARINO
John R. Garbarino
Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/S/ JOHN R. GARBARINO	January 7, 2010
John R. Garbarino Chairman of the Board, President and Chief Executive Officer (principal executive officer)	Date

*
Michael J. Fitzpatrick Executive Vice President and Chief Financial Officer (principal accounting and financial officer)	Date

*
Joseph J. Burke Director	Date

*
Angelo Catania Director	Date

*
John W. Chadwick Director	Date

*
Carl Feltz, Jr. Director	Date

*
Donald E. McLaughlin Director	Date

*
Diane F. Rhine Director	Date

*
John E. Walsh Director	Date

*	Pursuant to a Power of Attorney contained in signature page to the Registration Statement on Form S-4 of OceanFirst Financial Corp. filed on July 29, 2009.

/S/ JOHN R. GARBARINO	January 7, 2010
John R. Garbarino	Date